     As filed with the Securities and Exchange Commission on March 27, 1997

                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         DELMARVA POWER & LIGHT COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE AND VIRGINIA                                   51-0084283
(STATE OR OTHER JURISDICTION OF INCORPORATION          (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                                800 KING STREET
                                  P.O. BOX 231
                           WILMINGTON, DELAWARE 19899
                                 (302) 429-3011
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               BARBARA S. GRAHAM,
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                800 KING STREET
                                  P.O. BOX 231
                           WILMINGTON, DELAWARE 19899
                                 (302) 429-3448
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this
Registration Statement, as determined by market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

  TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
     SECURITIES TO BE            AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        REGISTERED             BE REGISTERED         PER UNIT(1)       OFFERING PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock(2)...........
Preferred Stock(3)........
Debt Securities(4)........
------------------------------------------------------------------------------------------------------------
Total (5).................     $250,000,000             100%             $250,000,000          $86,206.90
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Subject to note (5) below, there are being registered hereunder such indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant.
(3) Subject to note (5) below, there are being registered hereunder such indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.
(4) Subject to note (5) below, there are being registered hereunder such indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant.
(5) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $250,000,000.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                  $250,000,000

                         DELMARVA POWER & LIGHT COMPANY

                                  COMMON STOCK
                                PREFERRED STOCK
                               MEDIUM-TERM NOTES
                FIRST MORTGAGE BONDS (SECURED MEDIUM-TERM NOTES)
                            ------------------------

     Delmarva Power & Light Company (the "Company") may offer from time to time not more than $250,000,000 in the aggregate of the following securities, at prices and on terms to be determined at or prior to the time of sale: (i) shares of Common Stock, par value $2.25 per share (the "New Common Stock"), (ii) shares of Preferred Stock, par value $100 per share and/or shares of Preferred
Stock -- $25 Par, par value $25 per share (collectively, the "New Preferred Stock"), (iii) unsecured Medium-Term Notes (the "New Notes"), and (iv) First Mortgage Bonds, which may be designated "Secured Medium-Term Notes" (the "New Bonds") (the New Notes and the New Bonds herein collectively are called the "Debt Securities" and the New Common Stock, the New Preferred Stock and the Debt Securities herein collectively are called the "Securities").

     For each issue of New Common Stock for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement that will set forth the terms of the offering. For each issue of the Debt Securities and New Preferred Stock for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement, together with any accompanying Pricing Supplement, that will set forth the specific terms of the Debt Securities or New Preferred Stock of such issue, as the case may be.

     Outstanding shares of Common Stock are listed on and the shares of New Common Stock also will be listed on the New York Stock Exchange (Symbol: DEW) and the Philadelphia Stock Exchange. Shares of the New Preferred Stock and the Debt Securities may be listed on one or more securities exchanges at the Company's discretion.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The applicable Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, and the price to the public of such Securities, any applicable commissions or discounts and the net proceeds to the Company, or the means of determining the same, from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

                            ------------------------

                The date of this Prospectus is           , 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 14th Floor, 500 West Madison Street, Chicago, Illinois; and 13th Floor, Seven World Trade Center, New York, New York. Copies of this material also may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy materials and other information concerning the Company. Certain securities of the Company are listed on the New York and Philadelphia Stock Exchanges, and reports, proxy material and other information concerning the Company also may be inspected at the offices of both Exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

          2. The Company's Current Reports on Form 8-K filed on January 28, 1997 and January 31, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Exchange Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be deemed to be incorporated by reference herein or to be a part hereof from and after the date of the filing of such Annual Report on Form 10-K. The documents incorporated by reference herein or in any documents incorporated or deemed to be incorporated by reference herein are sometimes hereinafter called the "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such Incorporated Documents, except exhibits that are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Mr. Donald P. Connelly, Secretary, Delmarva Power & Light Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899, (302) 429-3011.

                                  THE COMPANY

     The Company was incorporated in Delaware on April 22, 1909, and in Virginia on December 31, 1979. The Company's principal executive offices are located at 800 King Street, P. O. Box 231, Wilmington, Delaware 19899, (302) 429-3011.

     The Company is predominately a public utility that provides electric and natural gas service. The Company provides electric service to retail (residential, commercial and industrial) and wholesale (resale) customers in Delaware, ten primarily Eastern Shore counties in Maryland, and the Eastern Shore of Virginia, in an area consisting of about 6,000 square miles with a population of approximately 1.2 million. In 1996, 90% of the Company's operating revenues was derived from the sale of electricity. The Company provides gas service to retail and transportation customers in an area consisting of about 275 square miles in northern Delaware, including the City of Wilmington.

     In addition, the Company and its wholly owned subsidiaries are engaged in competitive activities. It is anticipated that the electric utility industry soon will enter a period where a significant part of the electric utility business will be restructured. As a result of federal legislation, electric resale customers can choose their electric suppliers, resulting in a highly-competitive electric resale market. Many states are considering, and a number of states have introduced, electric retail wheeling, which results in retail customers purchasing electricity from the suppliers of their choice at market-based prices. In addition, federal legislation has been introduced and other bills are being drafted which could lead to retail wheeling for the entire nation in the near future.

     The transition to a competitive market could result in "stranded costs" for a utility. Stranded costs generally are considered to be costs that may not be recoverable in a competitive market due to market-based pricing or customers choosing different energy suppliers. Changes in the regulatory environment potentially could require the Company to write down asset values, and such write-downs could be material. However, given the uncertainty with respect to the timing of regulatory changes, the resulting deregulated market prices for capacity and energy, and the extent to which the Company's regulatory commissions will allow for recovery of any previously incurred costs, it is not possible to predict the level of unrecovered stranded costs, if any, which would result.

     To prepare itself for industry restructuring, the Company recently reorganized itself into three business units: Energy Supply, Regulated Delivery and Energy Services. The Energy Supply business unit produces, buys and sells energy in a multi-regional marketplace. Energy Supply's mission is to provide new and existing customers with a complete and competitive portfolio of merchant energy products and services, while maximizing the value of the Company's generation assets. Currently, most of Energy Supply's business is regulated, but it is expected eventually to be competitive and have deregulated, market-based prices. The Regulated Delivery business unit delivers energy over the Company's transmission and distribution systems at prices which are expected to continue to be regulated by the public utility commissions. Regulated Delivery's mission is to provide high-value utility delivery to customers in the region. The Energy Services business unit packages and sells energy and related premium products and services to customers within the competitive regional marketplace. Energy Services is starting new businesses which include heating, ventilation and air conditioning services, telecommunications and other products and services which complement the Company's core energy business.

     The Company intends to grow its businesses by building long-term customer relationships, offering new products and services that complement the Company's core energy business and are targeted to individual customer needs, and by serving more customers in a larger geographical area. To retain existing customers and attract new customers, the Company plans to differentiate itself from its competitors by providing exceptional service, maintaining quality and competitive prices and expanding connections with customers through new services. The Company believes that its growth strategy will maximize long-term stockholder value. In the short term, implementation of this strategy may result in moderate downward pressure on earnings due to costs for the start-up of new businesses, building a regional distribution platform, expanding the Company's marketing and sales organization and upgrading information technology systems.

     Since the Company's growth strategy will be affected by such matters as regulatory and legislative actions, customer demand, inflation and competition, future results may vary from the projections set forth in the foregoing paragraphs.

     On August 9, 1996, the Company announced plans to merge with Atlantic Energy, Inc. ("Atlantic"), an investor-owned holding company which owns Atlantic City Electric Company, an electric utility, and other competitive businesses. Atlantic is located in southern New Jersey. The merger is expected to facilitate success in the competitive marketplace and is part of the Company's integrated strategy to build a regional delivery platform over which a portfolio of products and services can be distributed. On January 30, 1997, the stockholders of the Company and Atlantic approved the merger. Various federal and state regulatory approvals are required for the merger to become effective. The regulatory approval process is expected to be completed during early 1998.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Securities will be added to its general funds and used for financing the capital requirements of the Company, financing acquisitions of other entities or facilities, refunding or redeeming, in whole or in part, certain of the Company's outstanding securities, and other general corporate purposes, including the repayment of short-term borrowings incurred for any such purposes. To the extent the proceeds are not immediately so used, they may be temporarily invested in short-term interest-bearing obligations.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                             YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------
                                                   1996      1995      1994      1993      1992
                                                  ------    ------    ------    ------    ------
Ratio of Earnings to Fixed Charges (SEC
  Method).......................................   3.33X     3.54X     3.49X     3.47X     3.03X
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends (SEC Method)........   2.83X     2.92X     2.85X     2.88X     2.51X

     Under the SEC Method, earnings, including Allowance for Funds Used during Construction, have been computed by adding income taxes and fixed charges to net income. Fixed charges include gross interest expense, the estimated interest component of rentals, and distributions on preferred securities of a subsidiary trust. Excluding the one-time $17.5 million pre-tax charge in 1994 for the Company's voluntary early retirement offer, the ratio of earnings to fixed charges for 1994 would be 3.74X and the ratio of earnings to combined fixed charges and preferred stock dividends would be 3.05X. Excluding the $18.5 million gain in 1992 from the Company's share of a lawsuit settlement, the ratio of earnings to fixed charges for 1992 would be 2.78X and the ratio of earnings to combined fixed charges and preferred stock dividends would be 2.30X.

                        DESCRIPTION OF THE COMMON STOCK

     The statements under this heading do not purport to be complete and are subject to the detailed provisions of the Company's Restated Certificate and Articles of Incorporation, as amended (the "Charter"), the Company's Mortgage and Deed of Trust dated October 1, 1943, as amended and supplemented (the "Mortgage"), and the Company's Indenture (for Unsecured Subordinated Debt Securities relating to Trust Securities) dated as of October 1, 1996 (the "Subordinated Debt Indenture"), a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The shares of the Company's Common Stock currently outstanding and the New Common Stock herein collectively are called the "Common Stock."

DIVIDEND RIGHTS

     The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors, except that the holders of shares of the Preferred Shares (as hereinafter defined) have a right to receive cumulative dividends at the rates set forth in the title of each series thereof before any dividends are paid to the holders of Common Stock.

LIMITATIONS ON PAYMENT OF DIVIDENDS ON COMMON STOCK

     The Charter, the Mortgage and the Subordinated Debt Indenture contain restrictions on the payment of cash dividends on Common Stock, including restrictions that would become applicable if Common Stock equity were less than 25% of total capitalization or if the Company were to elect to defer payment of interest on the debentures issued under the Subordinated Debt Indenture. Retained earnings available for dividends on Common Stock as of December 31, 1996, were approximately $258 million under the most restrictive of these provisions. As long as the Amended and Restated Agreement and Plan of Merger, dated as of December 26, 1996, between the Company, Atlantic, Conectiv, Inc. ("Conectiv") and DS Sub, Inc. (the "Merger Agreement") is in effect, the Company is restricted from paying a Common Stock dividend in excess of $1.54 per share. (See "Effect of Merger" below.)

VOTING RIGHTS

     The holders of Common Stock have one vote for each share held. Except as provided by law and as described under "Description of the New Preferred
Stock -- Voting Rights," the holders of the Preferred Shares are not entitled to vote.

EFFECT OF MERGER

     If the merger with Atlantic is consummated pursuant to the Merger Agreement, each share of Common Stock of the Company will be converted into the right to receive one fully paid and non-assessable share of Conectiv common stock.

OTHER RIGHTS

     The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock or securities convertible into Common Stock.

     The outstanding shares of Common Stock are, and the shares of New Common Stock will be, validly issued, fully paid and non-assessable. Subject to the preferential rights of creditors and the holders of Preferred Shares, the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets in the event of liquidation.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board.

                     DESCRIPTION OF THE NEW PREFERRED STOCK

     The statements under this heading do not purport to be complete and are subject to the detailed provisions of the Charter and the Subordinated Debt Indenture, a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company is authorized to issue in separate series two classes of preferred stock: 1,800,000 shares designated Preferred Stock, of the par value of $100 per share (the "Preferred Stock") and 3,000,000 shares designated Preferred Stock -- $25 Par, of the par value of $25 per share. The shares of the Preferred Stock and the Preferred Stock -- $25 Par currently outstanding and the New Preferred Stock herein collectively are called the "Preferred Shares." All of the Preferred Shares are of equal rank and all shares of any particular series may vary as to dividends, redemptions, liquidations, sinking funds and conversions and other special rights. The Preferred Shares have no preemptive rights in the capital stock of the Company. As of December 31, 1996, there were 817,898 shares of the Preferred Stock outstanding and 316,500 shares of the Preferred
Stock -- $25 Par outstanding.

     The Company also is authorized to issue 10,000,000 shares designated Preferred Stock -- $1.00 Par, of the par value of $1.00 per share. The Preferred Stock -- $1.00 Par, none of which is outstanding, ranks junior to the Preferred Shares.

     The following statements are a brief summary of certain terms of the Preferred Shares, including the New Preferred Stock, and are qualified by reference to the detailed provisions of Article Fourth of the Company's Charter.

     Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the New Preferred Stock being offered hereby and thereby: (1) the specific title and stated value, (2) the number of shares, (3) any dividend, liquidation, redemption, sinking fund, voting or other rights, (4) the terms for any conversion or exchange into other securities, (5) whether such New Preferred Stock will be issued in global form and (6) any other terms thereof.

DIVIDEND RIGHTS

     The holders of each series of the New Preferred Stock shall be entitled, pari passu with the holders of the Preferred Shares and in preference to the holders of the Preferred Stock -- $1.00 Par and the Common Stock, to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends, at the rate or rates specified for each series in the Prospectus Supplement relating to such series of New Preferred Stock. Dividends will be payable to holders of record of New Preferred Stock as they appear on the books of the Company on such record dates as fixed by the Board of Directors.

LIMITATION ON PAYMENT OF DIVIDENDS

     The Subordinated Debt Indenture contains a restriction on the payment of cash dividends on the Preferred Shares that would become applicable if the Company were to elect to defer payment of interest on the debentures issued under the Subordinated Debt Indenture.

VOTING RIGHTS

     Except as otherwise provided by law or as described hereinafter, the right to vote is vested exclusively in the holders of the Common Stock. Upon default in the payments of dividends on the Preferred Shares in an amount equivalent to one year's dividend on all shares of all series of the Preferred Shares entitled to receive quarter-yearly dividends on the last days of March, June, September and December, and until all dividends in default have been paid or declared and set apart for payment, the holders of the Preferred Shares are entitled, as a class, to elect a majority of the Board of Directors and the holders of the Common Stock are entitled, as a class, to elect the remaining directors. The holders of the Preferred Shares also are entitled to vote on the following matters: (1) an increase in the total authorized number of Preferred Shares; (2) a merger or consolidation which either adversely affects the rights or preferences of the Preferred Shares or results in a corporation having a class of stock (in addition to the Preferred Shares) ranking prior to or equal with the Preferred Shares; (3) a disposition of substantially all of the Company's assets; (4) the authorization of any new class of stock or securities convertible into shares of stock ranking prior to or on a parity with the Preferred Shares; (5) changes in the express terms of the Preferred Shares in a manner prejudicial to the holders thereof; (6) the issuance of additional shares of Preferred Shares unless the net earnings of the Company applicable to dividends on the Preferred Shares and applicable to interest on the Company's indebtedness (in each instance after deducting the provision for depreciation and all taxes chargeable as operating expense) for any 12 consecutive months within the 15 preceding months shall, respectively, have been at least two times one year's dividend requirements on the Preferred Shares to be outstanding immediately after the proposed issuance and at least one and one-half times the aggregate of such dividend requirements and one year's interest charges on the indebtedness to be likewise outstanding (exclusive of interest charges on indebtedness to be retired through the proposed issuance); and (7) the issuance of Preferred Shares unless the Common Stock capital and the surplus of the Company shall at least equal the involuntary liquidation value of the Preferred Shares to be outstanding immediately thereafter. A majority vote of the Preferred Shares, voting as a class, is required with respect to (1), (2) and
(3) above and a two-thirds vote is required with respect to (4), (5), (6) and
(7) above, except that as to (5) above, the vote requirement applies only to the series adversely affected. In any vote by the holders of the Preferred Shares, the voting power of each share of Preferred Stock -- $25 Par shall be one-fourth of the voting power of each share of Preferred Stock.

     The Virginia Stock Corporation Act requires the approval of the holders of two-thirds of the Preferred Shares to effect (1) certain exchanges and reclassifications and changes in the designation, rights, preferences or limitations of the Preferred Shares and (2) mergers or share exchanges which would affect the Preferred Shares in the manner described in (1) above.

     Should the Company in the future issue shares of the Preferred Stock -- $1.00 Par, the Board of Directors, in its discretion and on a series-by-series basis, could grant general or limited voting rights, in addition to those provided by law, to the holders of such shares.

LIQUIDATION RIGHTS

     Upon voluntary or involuntary liquidation, the holders of each series of the Preferred Shares will be entitled to receive, pari passu, after paying or providing for the payment of all creditors of the Company, the amount per share specified to be payable on the shares of such series, before any distribution of assets can be made to the holders of the Preferred Stock -- $1.00 Par or the holders of the Common Stock.

LIABILITY TO FURTHER CALLS OR ASSESSMENTS

     The outstanding Preferred Shares are, and the New Preferred Stock will be validly issued, fully paid and non-assessable.

RESTRICTIONS ON CERTAIN COMPANY ACTIONS

     So long as any shares of the Preferred Shares shall remain outstanding,

          (1) the Company shall not pay any dividends on, or make any other distribution with respect to, its Common Stock which would result in the Common Stock capital of the Company, together with its surplus, aggregating less than the involuntary liquidation value of all of the outstanding Preferred Shares; and

          (2) the payment of dividends (other than in Common Stock) on and the making of any other distributions of assets to holders of the Common Stock by purchase of shares or otherwise is subject to the following limitations:

             (a) So long as the ratio of the Common Stock capital (including premiums) and surplus to the total consolidated capitalization and surplus of the Company and its subsidiaries (adjusted for the proposed dividend or distribution) is less than 20% at the end of a period of 12 consecutive months within the 14 months immediately preceding the month in which the proposed dividend or distribution would be made (the "base period"), such dividends and distributions during the 12 months' period ending with and including the month in which the proposed dividend or distribution would be made shall not exceed 50% of the consolidated net income of the Company and its subsidiaries applicable to the Common Stock during the base period;

             (b) If such capitalization ratio should be equal to or more than 20% but less than 25%, such dividends or distributions during the 12 months' period ending with and including the month in which the proposed dividend or distribution would be made shall not exceed 75% of the consolidated net income of the Company and its subsidiaries applicable to the Common Stock during the base period; and

             (c) Except as permitted under (1) and (2) above, the Company shall not pay any such dividends or make any such distributions which would reduce such capitalization ratio to less than 25%.

                          DESCRIPTION OF THE NEW NOTES

     Unless otherwise specified in the applicable Prospectus Supplement, the following description of the New Notes will apply.

     The New Notes will be issued under the Company's Indenture, dated as of November 1, 1988 (such Indenture, as supplemented and amended, together with any constituent instruments establishing the terms of particular Notes (as hereinafter defined), is herein called the "Indenture"), between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, successor to Manufacturers Hanover Trust Company, as trustee (the "Note Trustee"). The statements under this heading do not purport to be complete and are subject to the detailed provisions of the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms are defined in the Indenture unless otherwise defined herein.

GENERAL

     The Indenture provides that, in addition to the New Notes offered hereby, additional debt securities (including both interest-bearing and original issue discount securities) may be issued thereunder without limitation as to the aggregate principal amount (Indenture, Section 301). The debt securities of all series under the Indenture herein collectively are called the "Notes." The Indenture does not limit the amount of other debt, secured or unsecured, that may be issued by the Company.

     The New Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Substantially all of the properties of the Company are subject to the lien of the Mortgage securing the Company's First Mortgage Bonds. (See "Description of the New Bonds" below.)

     Each New Note will have a maturity ranging from nine months to forty years commencing on its date of original issuance (the "Original Issue Date"). Unless otherwise specified in the applicable Prospectus Supplement, each New Note will bear interest from, and including, the Original Issue Date, or, if later, the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date (as hereinafter defined), at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the New Notes being offered hereby and thereby: (1) the designation or designations and the principal amount or amounts of such New Notes; (2) the purchase price or prices of such New Notes (the "Issue Price"); (3) the Original Issue Date; (4) the date or dates on which such New Notes will mature (the "Maturity Date"); (5) the rate or rates per annum at which and the initial date or dates from which such New Notes will bear interest (the "Interest Rate"); (6) the initial date or dates from which interest will accrue; (7) the date or dates on which such interest will be payable (each, an "Interest Payment Date"); (8) any sinking fund or other redemption provisions; (9) whether such New Notes will be issued in global form and, if so, the minimum denominations of interests therein; and (10) any other specific terms of such New Notes.

FORM, EXCHANGE AND PAYMENT

     The New Notes will be issued in fully registered form in denominations of $1,000 and integral multiples thereof. The New Notes will be transferable and exchangeable at the office of the Note Trustee in New York

City, without charge, other than taxes or other governmental charges incident thereto (Indenture, Section 305). Interest on each Interest Payment Date, except at maturity or upon redemption, will be paid by check in New York Clearing House funds mailed to the holder of record as of the close of business on the Record Date with respect to such Interest Payment Date (unless otherwise specified in the applicable Prospectus Supplement, the Record Date shall be the 15th day of the calendar month, whether or not a Business Day (as hereinafter defined), next preceding such Interest Payment Date); provided, however, that, unless otherwise specified in the applicable Prospectus Supplement, if the Original Issue Date of any New Note is after a Record Date and before the corresponding Interest Payment Date, such New Note will bear interest from the Original Issue Date but payment of interest shall commence on the second Interest Payment Date succeeding the Original Issue Date. Payment of the principal of and premium and interest, if any, on the New Notes at the Maturity Date or upon redemption will be in immediately available funds upon presentation of the New Notes at the office of the Note Trustee (Indenture, Section 307, and Form of New Note). If the Maturity Date or any Interest Payment Date falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period after the scheduled payment date. "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to remain closed.

     Notwithstanding the foregoing, if the Company elects to use the book-entry system through the Depository (as defined in "Book-Entry System"), for so long as the New Notes shall be held by the Depository or its nominee, owners of interests in the New Notes will not be entitled to have any individual New Notes registered in their names, and transfers of interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System."

REDEMPTION

     Any terms for the optional or mandatory redemption of New Notes will be set forth in the applicable Prospectus Supplement. If redeemable, such New Notes will be redeemed only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption. Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Note Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and the premium and interest, if any, on the New Notes to be redeemed and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such New Notes (Indenture, Section 404).

EVENTS OF DEFAULT

     The following constitute Events of Default under the Indenture with respect to each series of Notes outstanding thereunder:

          (1) failure to pay any interest on any Note of such series or any additional amount payable pursuant to the Indenture within 30 days after the same becomes due and payable;

          (2) failure to pay the principal of, or premium, if any, on, any Note of such series within three Business Days after its maturity;

          (3) failure to perform or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Notes other than such series) for 90 days after written notice to the Company by the Note Trustee or to the Company and the Note Trustee by the Holders of at least 25% in principal amount of the Notes of such series outstanding under the Indenture as provided in the Indenture;

          (4) default under any bond, debenture, note or other evidence of indebtedness of the Company for borrowed money (including Notes of other series issued under the Indenture) or under any mortgage, indenture or other instrument securing or evidencing any indebtedness of the Company for borrowed money, which default:

             (a) shall constitute a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness, or
        (b) shall have resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to the Company by the Note Trustee or to the Company and the Note Trustee by the Holders of at least 25% in principal amount of the Notes of such series outstanding under the Indenture as provided in the Indenture;

          (5) certain events of bankruptcy, insolvency or reorganization; and

          (6) any other Event of Default specified with respect to the Notes of such series (Indenture, Section 801).

     An Event of Default with respect to the New Notes will not necessarily constitute an Event of Default with respect to the Notes of any other series issued under the Indenture.

REMEDIES

     If an Event of Default with respect to any series of the Notes occurs and is continuing, then either the Note Trustee or the Holders of not less than 33% in principal amount of the Notes of such series may declare the principal amount of all of the Notes of such series to be due and payable immediately; provided, however, that if any Event of Default occurs and is continuing with respect to more than one series of Notes, the Note Trustee or the Holders of not less than 33% in aggregate principal amount of the Notes of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Notes of any one of such series.

     At any time after the declaration of acceleration with respect to the Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of the Notes of such series, by written notice to the Company and the Note Trustee, may rescind and annul such declaration and its consequences, if:

          (1) the Company has paid or deposited with the Note Trustee a sum sufficient to pay:

             (a) all overdue interest on all Notes of such series;

             (b) the principal of and premium, if any, on any Notes of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Notes;

             (c) interest upon overdue interest at the rate or rates prescribed therefor in such Notes, to the extent that payment of such interest is lawful; and

             (d) all amounts due to the Note Trustee under the Indenture;

        and

          (2) any other Event or Events of Default with respect to the Notes of such series, other than the nonpayment of the principal of Notes of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture (Indenture, Section
     802).

     If an Event of Default with respect to the Notes of any series occurs and is continuing, the Holders of a majority in principal amount of the Notes of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee, or exercising any trust or power conferred on the Note Trustee, with respect to the Notes of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Notes, the Holders of a majority in aggregate principal amount of the Notes of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Notes of any one of such series; and provided, further, that (1) any such direction will not be in conflict with any rule of law or with the Indenture and could not involve the Note Trustee in personal liability in circumstances where indemnity would not, in the Note Trustee's sole discretion, be adequate and (2) the Note Trustee may take any other action it deems proper which is not inconsistent with such direction (Indenture, Section 812). The right of a Holder of any Note of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment (Indenture, Sections 807 and 808). The Indenture provides that the Note Trustee, within 90 days after the occurrence of any default thereunder with respect to the Notes of a series, is required to give the Holders of the Notes of such series notice of any default, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any Notes of such series, the Note Trustee may withhold such notice if the Note Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of an Event of Default of the character specified above in clause (3) under "Events of Default," no such notice shall be given to such Holders until at least 30 days after the occurrence thereof (Indenture, Section 902).

     The Company will be required to furnish annually to the Note Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (Indenture, Section 608).

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (1) the corporation formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the property and assets of the Company substantially as an entirety, is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium and interest, if any, on all of the Notes and the performance of all of the covenants of the Company under the Indenture, (2) immediately after giving effect to such transactions, no Event of Default, and no event that after notice or lapse of time would become an Event of Default, will have occurred and be continuing, and (3) the Company shall have delivered to the Note Trustee an Officers' Certificate and an Opinion of Counsel confirming that such transaction is in compliance with the Indenture (Indenture, Section 1101).

MODIFICATION OF INDENTURE

     Without the consent of any Holders of Notes, the Company and the Note Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes; or

          (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Notes or Tranche thereof or to surrender any right or power conferred upon the Company by the Indenture; or

          (3) to add any additional Events of Default with respect to all or any series of Notes; or

          (4) to change or eliminate any provision of the Indenture; provided, however, that if such change or elimination will materially and adversely affect the interests of the Holders of the Notes of any series or Tranche thereof, such change or elimination will become effective with respect to such Notes only when they no longer remain outstanding; or

          (5) to provide collateral security for the Notes; or

          (6) to establish the form or terms of Notes of any series or Tranche thereof as contemplated by the Indenture; or

          (7) to evidence and provide for acceptance of the appointment of a separate or successor trustee under the Indenture with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one Note Trustee; or

          (8) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any Notes or Tranche thereof; or

          (9) to cure any ambiguity, defect or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided, however, that such action or other provisions shall not adversely affect the interests of the Holders of Notes of any series or Tranche thereof in any material respect (Indenture, Section 201).

     Other than as stated in the preceding paragraph, the consent of the Holders of not less than a majority in principal amount of the Notes of all series, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture; provided, however, that if less than all of the series of Notes are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the Notes of all series so directly affected, considered as one class, will be required; and provided, further, that if the Notes of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Notes of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Notes of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture shall, without the consent of the Holder of each Note of each series or Tranche directly affected thereby, (1) change the stated maturity of, or any installment of principal of or interest on, any Note, or reduce the principal thereof or the rate of interest, or redemption premium thereon, or change the method of calculating the rate of interest thereon, or otherwise change the terms or place of payment of the principal thereof or interest or redemption premium thereon, (2) reduce the percentage in principal amount of the Notes of such series or Tranche thereof required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirements for quorum and voting, (3) change any obligation of the Company to maintain an office or agency at the place or places where the principal of and premium and interest, if any, on the Notes of such series are payable, or (4) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults (Indenture, Section 1202).

     A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Notes or Tranche thereof, or that modifies the rights of the Holders of Notes of such series or Tranche thereof with respect to such covenants or other provisions, shall be deemed not to affect the rights under the Indenture of the Holders of any Notes of any other series or Tranche thereof (Indenture, Section 1202).

DEFEASANCE

     The New Notes, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of the Indenture (except as to certain rights such as rights of registrations of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Note Trustee, in trust (1) money in an amount that will be sufficient, or
(2) Government Obligations (as hereinafter defined), that do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies that, together with the money, if any, deposited with or held by the Note Trustee, will be sufficient, or (3) a combination of (1) and (2) that will be sufficient to pay when due the principal of and premium and interest, if any, due and to become due on the New Notes or such portion thereof on and prior to the maturity thereof. For this purpose, "Government Obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof (Indenture, Section 701).

                          DESCRIPTION OF THE NEW BONDS

     The New Bonds will be issued under the Mortgage, to which The Chase Manhattan Bank, formerly known as Chemical Bank, is the successor trustee (the "Bond Trustee"). The statements under this heading do not purport to be complete and are subject to the detailed provisions of the Mortgage. The bonds of all series under the Mortgage are herein collectively called the "Bonds".

GENERAL

     The New Bonds will have maturities ranging from nine months to forty years. Each New Bond will bear interest from, and including, the date specified in the applicable Prospectus Supplement, or, if later, the most recent date to which interest has been paid or duly provided for, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on the New Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the New Bonds being offered hereby and thereby: (1) the designation or designations and the principal amount or amounts of such New Bonds; (2) the offering price or prices of such New Bonds;
(3) the original issue date of such New Bonds; (4) the date or dates on which such New Bonds will mature; (5) the rate or rates per annum at which and the initial date or dates from which such New Bonds will bear interest; (6) the initial date or dates from which interest will accrue; (7) the date or dates on which such interest will be payable; (8) any sinking fund or other redemption provisions; (9) whether such New Bonds will be issued in global form and, if so, the minimum denominations of interests therein; and (10) any other specific terms of such New Bonds.

FORM, EXCHANGE AND PAYMENT

     The New Bonds will be issued in fully registered form in denominations of $1,000 and integral multiples thereof. The New Bonds will be transferable and exchangeable at the office of the Bond Trustee in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. Notwithstanding the foregoing, if the Company elects to use the book-entry system through the Depository (as defined in "Book-Entry System"), for so long as the New Bonds shall be held by the Depository or its nominee, owners of interests in the New Bonds will not be entitled to have any individual New Bonds registered in their names, and transfers of interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System."

MAINTENANCE FUND

     If the amount expended by the Company for certain property additions does not at the end of each calendar year equal the minimum provision for property retirements or depreciation (as defined in the Mortgage), computed cumulatively at the end of each such year, the Company is required to deposit with the Bond Trustee cash, to the extent of the difference less certain credits, on or before the next succeeding April 30. The Company may not satisfy the maintenance requirement by the deposit of cash with the Bond Trustee so long as property additions remain available as a maintenance fund credit.

     Minimum provision for property retirements or depreciation means the greater of (1) an amount equal to 1/12 of 2 1/2% (2 1/4% prior to September 1, 1967) of the mathematical average of depreciable fixed property on the books of the Company on the first and last days of any period, multiplied by the number of full calendar months included in such period, or (2) the remainder of (a) 15% of the gross operating revenues of the

Company during such period arising from the operation of bondable property after deducting the cost of electrical energy and gas purchased for resale in connection with such operation, less (b) the charges of operating expenses for current repairs and maintenance of bondable property.

     For the calendar year 1996, the Company applied approximately $144 million of property additions to satisfy the maintenance requirement.

SECURITY

     The New Bonds will be secured equally with all other Bonds outstanding or hereinafter issued under the Mortgage (except as any sinking fund may afford additional security for a particular series) by the lien of the Mortgage which constitutes a first lien on substantially all of the Company's properties consisting principally of electric generating stations, electric transmission and distribution lines and substations, gas transmission and distribution facilities and general office and service buildings, and including its undivided fractional interest in certain properties, but not including certain properties to the extent specifically excepted from such lien, such as cash, securities, judgments, contracts, accounts receivable, choses in action and goods, wares, merchandise, equipment, materials or supplies held or acquired for sale or consumption.

     Such lien is subject to (1) the conditions and limitations in the instruments through which the Company claims title to its properties, (2) "excepted encumbrances" (as defined in the Mortgage), and (3) the prior lien of the Bond Trustee for its compensation, expenses and liability, and subject further to the qualification that where payments for rights-of-way on or under private property for transmission and distribution lines and mains were minor in amount, no examination of underlying titles as to rights-of-way have been made. After-acquired property may also be subject to prior liens and to possible rights of others which may attach prior to recordation of a supplemental indenture conveying such property to the Bond Trustee after its acquisition.

ISSUANCE OF ADDITIONAL BONDS

     Subject to certain conditions and restrictions, additional Bonds may be issued under the Mortgage to the extent of: (1) 60% of the bondable value of property additions; (2) the aggregate principal amount of refundable prior lien Bonds theretofore or then retired; (3) the aggregate principal amount of any Bonds theretofore issued and thereafter or then retired; or (4) the amount of cash deposited with the Bond Trustee against the issuance of Bonds, which cash may be withdrawn to the extent of 60% of the bondable value of property additions or of the aggregate principal amount of retired Bonds. As of December 31, 1996, the Company's property additions available for the issuance of additional Bonds and other purposes, excluding retired Bonds and other credits available for the issuance of additional Bonds, were $828.8 million. Bonds may be issued pursuant to (1) and (4) above (and in certain cases (2) and (3) above) only if "net earnings" (as defined in the Mortgage) shall be at least two times the annual interest requirement on the Bonds and prior lien bonds to be outstanding.

RELEASE AND SUBSTITUTION OF PROPERTY

     Generally, mortgaged property may be released upon the deposit, pledge with or certification to the Bond Trustee of the consideration received therefor, but at not less than the fair value thereof.

DIVIDEND RESTRICTIONS ON COMMON STOCK

     The Mortgage prohibits the payment of cash dividends on Common Stock unless thereafter there remains earned surplus of the Company accumulated on or after October 15, 1943, in an amount equivalent to any deficiency in the property retirement and depreciation requirement computed in accordance with the Mortgage. There is no such deficiency at this time.

MODIFICATION OF MORTGAGE

     The Mortgage may be modified with the consent of the Company and of the holders of 75% in principal amount of the Bonds then outstanding which are affected by such modification; provided, however, that no such modification shall change the terms of payment of the Bonds without the consent of the bondholders affected, or reduce the percentage of consent required for modification without the consent of all the bondholders.

DEFAULT

     The Mortgage provides that the following events will constitute "completed defaults" thereunder: (1) failure to pay principal; (2) failure for 60 days to pay interest; (3) failure to pay principal, premium, or interest upon any outstanding prior lien bonds beyond the period of grace specified; (4) certain events in involuntary bankruptcy or insolvency proceedings which continue for a period of 60 days after a court order or decree in such proceedings; (5) certain events in voluntary bankruptcy or insolvency proceedings; (6) an assignment for benefit of creditors; and (7) failure to perform any other provisions of the Mortgage for 60 days after written notice shall have been given to the Company by the Bond Trustee or to the Company and the Bond Trustee by the holders of at least 25% in principal amount of the Bonds then outstanding. If a completed default exists, the holders of not less than a majority in principal amount of the Bonds then outstanding may in writing require the Bond Trustee to take such action to enforce payment of the Bonds then outstanding and to foreclose the Mortgage and sell the property. The Bond Trustee is not obligated to take the aforesaid action unless the Bond Trustee has been reasonably indemnified. Under the Mortgage, no periodic evidences are required to be furnished to the Bond Trustee as to the absence of a completed default or as to compliance with the terms of the Mortgage.

                               BOOK-ENTRY SYSTEM

     The Debt Securities or the New Preferred Stock, at the option of the Company, may be issued as either certificated securities or global securities. If, as described in the applicable Prospectus Supplement, the Company shall elect to use a book-entry system with respect to any issue of the Debt Securities or the New Preferred Stock, upon issuance, all of such Debt Securities or New Preferred Stock will be represented by one fully-registered global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or such other depository as may be subsequently designated (the "Depository") and registered in the name of the Depository or a nominee thereof.

     So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes under the Indenture, the Mortgage or the Charter, as the case may be, including notices and voting. Payments of principal of, and premium, if any, and interest on, or payments of dividends on, the Global Security will be made to the Depository or its nominee, as the case may be, as the registered owner of such Global Security. Except as set forth below, the owners of beneficial interests in a Global Security will not be entitled to have any individual Debt Securities or New Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities or New Preferred Stock and will not be considered the owners of Debt Securities or New Preferred Stock under the Indenture, the Mortgage or the Charter, as the case may be. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as hereinafter defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of the registered owner of such Debt Security or New Preferred Stock.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof:

     DTC will act as securities depository for the Global Securities. The Global Securities will be issued as fully-registered securities registered in the name of CEDE & Co. (DTC's partnership nominee).

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the Debt Securities or the New Preferred Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Debt Securities or New Preferred Stock on DTC's records. The ownership interest of each actual purchaser of each Debt Security or share of New Preferred Stock ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Debt Securities or the New Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debt Securities or the New Preferred Stock, except in the event that use of the book-entry system for the Debt Securities or the New Preferred Stock is discontinued.

     To facilitate subsequent transfers, all Debt Securities or New Preferred Stock deposited by Participants with DTC are registered in the name of DTC's partnership nominee, CEDE & Co. The deposit of Debt Securities or New Preferred Stock with DTC and their registration in the name of CEDE & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities or the New Preferred Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities or New Preferred Stock are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If the Debt Securities or the New Preferred Stock are redeemable prior to the maturity date, redemption notices shall be sent to CEDE & Co. If less than all of the Debt Securities or the New Preferred Stock are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor CEDE & Co. will consent or vote with respect to the Debt Securities or the New Preferred Stock. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns CEDE & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities or the New Preferred Stock are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Debt Securities and dividend payments on the New Preferred Stock will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Note Trustee, the Bond Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest or dividends, as the case may be, to DTC is the responsibility of the Company and the Note Trustee or the Bond Trustee, as the case may be. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing services as securities depository with respect to the Debt Securities or the New Preferred Stock at any time by giving reasonable notice to the Company, the Note Trustee, and the Bond Trustee. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). Under such circumstances, in the event that a successor securities depository is not obtained, Debt Securities or shares of New Preferred Stock in certificated form will be printed and delivered.

                                   * * * * *

     Neither the Company nor the Note Trustee nor the Bond Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interest in the Debt Securities or the New Preferred Stock or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

                           VALIDITY OF THE SECURITIES

     The validity of the Securities will be passed upon for the Company by Dale
G. Stoodley, General Counsel for the Company, and for any underwriters or agents by Reid & Priest LLP, 40 West 57th Street, New York, New York. Reid & Priest LLP may rely as to matters of all laws, other than New York and Federal laws, upon the opinion of Mr. Stoodley. Mr. Stoodley may rely as to matters of Virginia law upon the opinion of Peter F. Clark, Assistant General Counsel for the Company, as to matters of Maryland, New Jersey, and Pennsylvania law upon the opinions of counsel admitted in such jurisdictions, and as to matters of New York law upon the opinion of Reid & Priest LLP. All matters pertaining to titles, the lien and enforceability of the Mortgage and franchises will be passed upon only by Mr. Stoodley, relying as to Virginia law upon the opinion of Mr. Clark, and as to matters of Maryland, New Jersey, and Pennsylvania law upon the opinions of counsel admitted in such jurisdictions. From time to time, Reid & Priest LLP has represented the Company with respect to matters unrelated to the Securities.

     As of December 31, 1996, Mr. Stoodley held, in the form of stock and share equivalents in the Company's employee benefit plans, approximately 2,774 shares of the Company's Common Stock and had been granted 4,050 performance shares as to which full rights will not vest, if at all, until a future date. On such date, Mr. Stoodley's shares, including the performance shares, had a fair market value of approximately $139,039. As of December 31, 1996, Mr. Clark held, in the form of stock and share equivalents, approximately 1,403 shares of the Company's Common Stock and had been granted 1,930 performance shares as to which full rights will not vest, if at all, until a later date. On such date, Mr. Clark's shares, including the performance shares, had a fair market value of approximately $67,910.

                                    EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of income, statements of changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Dale G. Stoodley, General Counsel for the Company, has reviewed the statements as to matters of law and legal conclusions under "Description of the Common Stock," "Description of the New Preferred Stock," "Description of the New Notes" and "Description of the New Bonds" and in the Incorporated Documents and such statements are included herein and therein upon his authority as an expert.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; or (3) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters as may be designated by the Company, or directly by one or more of such firms. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Securities in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in such Prospectus Supplement and the commission payable for solicitation of such contracts will be set forth therein.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses relating to the Securities are as follows:

            Securities and Exchange Commission filing fees............  $ 86,207
            Stock Exchange Listing Fees...............................    14,500
            Delaware Public Service Commission filing fee.............       750
            Virginia State Corporation Commission filing fee..........       250
            Legal Services............................................    50,000
            Auditor's fees............................................    30,000
            Fees and expenses of trustees and their counsel...........    10,000
            Printing..................................................    70,000
            Rating fees...............................................    54,000
            Miscellaneous.............................................    34,293
                                                                         -------
            Total.....................................................  $350,000
                                                                         =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter provides that the Company shall indemnify, to the full extent that it shall have power to do so under applicable law, each director and officer against all costs and liabilities reasonably incurred by or imposed on such persons in connection with any litigation in which such director or officer may be involved by reason of being or having been a director or officer of the Company. This provision is not exclusive of other rights to which any director or officer may otherwise be entitled. Under applicable corporate law, the Company may, upon a determination that such persons have met the applicable statutory standard of conduct, indemnify directors, officers, employees and agents against expenses, judgments, fines and settlement payments reasonably incurred.

     Subject to certain exceptions, the directors and all corporate officers of the Company are insured to an overall limit of $50,000,000 (subject to a Company deductible of $200,000 for each loss involving non-nuclear operations and $1,000,000 for each loss involving nuclear operations) because of any claim or claims made against them, including claims arising under the Securities Act and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Company is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Company.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
 1-A    -- Form of Underwriting Agreement relating to the New Common Stock.
 1-B    -- Form of Underwriting Agreement relating to the New Preferred Stock.
 1-C    -- Form of Distribution Agreement relating to the New Notes and New Bonds.
 1-D    -- Form of Underwriting Agreement relating to the New Bonds.
 2      -- Amended and Restated Agreement and Plan of Merger, dated as of December 26, 1996, between the Company, Atlantic Energy, Inc., Conectiv, Inc. and DS Sub, Inc. (filed with Registration No. 333-18843).*
 3-A    -- A copy of the Company's Restated Certificate and Articles of Incorporation
           effective as of April 12, 1990 (filed with Registration No. 33-50453).*
 3-B    -- A copy of the Company's Certificate of Designation and Articles of Amendment
           establishing the 7 3/4% Preferred Stock -- $25 Par (filed with Registration No.
           33-50453).*

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
 3-C    -- A copy of the Company's Certificate of Designation and Articles of Amendment
           establishing the 6 3/4% Preferred Stock (filed with Registration No. 33-53855).*
 3-D    -- A copy of the Company's Certificate of Amendment of Restated Certificate and
           Articles of Incorporation, filed with the Delaware Secretary of State, effective as of June 7, 1996 (filed with Registration No. 333-07281).*
 3-E    -- A copy of the Company's Articles of Amendment of Restated Certificate and Articles
           of Incorporation, filed with the Virginia State Corporation Commission, effective as of June 7, 1996 (filed with Registration No. 333-07281).*
 3-F    -- A copy of the Company's By-Laws as amended November 21, 1996 (filed with Form 10-K for the year ended December 31, 1996, File No. 1-1405).*
 4-A    -- A copy of the Mortgage and Deed of Trust from the Company to The New York Trust
           Company as Trustee, dated as of October 1, 1943, and copies of the First through
           Sixty-Eighth Supplemental Indentures thereto (filed with Registration No.
           33-1763).*
 4-B    -- A copy of the Sixty-Ninth Supplemental Indenture (filed with Registration No.
           33-39756).*
 4-C    -- Copies of the Seventieth through Seventy-Fourth Supplemental Indentures (filed with Registration No. 33-24955).*
 4-D    -- Copies of the Seventy-Fifth through Seventy-Seventh Supplemental Indentures (filed with Registration No. 33-39756).*
 4-E    -- A copy of the Seventy-Eighth and Seventy-Ninth Supplemental Indentures (filed with
           Registration No. 33-46892).*
 4-F    -- A copy of the Eightieth Supplemental Indenture (filed with Registration No.
           33-49750).*
 4-G    -- A copy of the Eighty-First Supplemental Indenture (filed with Registration No.
           33-57652).*
 4-H    -- A copy of the Eighty-Second Supplemental Indenture (filed with Registration No.
           33-63582).*
 4-I    -- A copy of the Eighty-Third Supplemental Indenture (filed with Registration No.
           33-50453).*
 4-J    -- Copies of the Eighty-Fourth through Eighty-Eighth Supplemental Indentures (filed with Registration No. 33-53855).*
 4-K    -- Copies of the Eighty-Ninth and Ninetieth Supplemental Indentures (filed with
           Registration No. 333-00505).*
 4-L    -- A copy of the Ninety-First Supplemental Indenture.
 4-M    -- Indenture between the Company and The Chase Manhattan Bank, formerly known as
           Chemical Bank (successor to Manufacturers Hanover Trust Company), as Trustee,
           dated as of November 1, 1988, relating to the New Notes (filed with Registration
           No. 33-46892).*
 4-N    -- A copy of the Indenture (for Unsecured Subordinated Debt Securities relating to
           Trust Securities) between the Company and Wilmington Trust Company, as Trustee,
           dated as of October 1, 1996 (filed with Registration No. 333-20715).*
 4-O    -- Officers' Certificate dated October 3, 1996, establishing the 8.125% Junior
           Subordinated Debentures, Series I, Due 2036 (filed with Registration No.
           333-20715).*
 5-A    -- Opinion of Dale G. Stoodley, General Counsel for the Company, regarding legality under Delaware and Virginia law.
 5-B    -- Opinion of Peter F. Clark, Assistant General Counsel for the Company, regarding legality under Virginia law.
12-A    -- Statement of Computation of Ratio of Earnings to Fixed Charges (filed with Form
           10-K for the year ended December 31, 1996, File No. 1-1405).*

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
12-B    -- Statement of Computation of Ratio of Earnings to Combined Fixed Charges and
           Preferred Stock Dividends (filed with Form 10-K for the year ended December
           31,1996, File No. 1-1405).*
23      -- See Page II-6 for the Consent of Independent Public Accountants. The Consents of
           Mr. Stoodley and Mr. Clark are included in their respective opinions filed as
           Exhibits 5-A and 5-B.
24      -- Power of Attorney (see Page II-4).
25      -- Statement of Eligibility and Qualification of the Note Trustee and Bond Trustee on
           Form T-1.

---------------
* Incorporated by reference pursuant to Rule 411.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears on the following page hereby authorizes the agent for service named in the Registration Statement to execute the name of each such person, and to file, any and all amendments and post-effective amendments to the Registration Statement as the Registrant deems appropriate and appoints such agent for service as attorney-in-fact to sign in his or her behalf individually and in each capacity stated.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON THE 27TH DAY OF MARCH, 1997.

                                          Delmarva Power & Light Company

                                          By: /s/ B. S. GRAHAM
                                            ------------------------------------
                                            (B. S. Graham, Senior Vice President
                                            and Chief Financial Officer)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                SIGNATURE                                 TITLE                     DATE
------------------------------------------  ---------------------------------  ---------------

/s/ H. E. COSGROVE                          Chairman of the Board, President,   March 27, 1997
------------------------------------------    Chief Executive Officer and
(H. E. Cosgrove)                              Director (Principal Executive
                                              Officer)

/s/ B. S. GRAHAM                            Senior Vice President and Chief     March 27, 1997
------------------------------------------    Financial Officer (Principal
(B. S. Graham)                                Financial Officer)

/s/ JAMES P. LAVIN                          Comptroller and Chief Accounting    March 27, 1997
------------------------------------------    Officer (Principal Accounting
(James P. Lavin)                              Officer)
/s/ MICHAEL G. ABERCROMBIE                  Director                            March 27, 1997
------------------------------------------
(Michael G. Abercrombie)

/s/ R. FRANKLIN BALOTTI                     Director                            March 27, 1997
------------------------------------------
(R. Franklin Balotti)

/s/ ROBERT D. BURRIS                        Director                            March 27, 1997
------------------------------------------
(Robert D. Burris)

/s/ AUDREY K. DOBERSTEIN                    Director                            March 27, 1997
------------------------------------------
(Audrey K. Doberstein)

/s/ MICHAEL B. EMERY                        Director                            March 27, 1997
------------------------------------------
(Michael B. Emery)

/s/ JAMES H. GILLIAM, JR.                   Director                            March 27, 1997
------------------------------------------
(James H. Gilliam, Jr.)

/s/ SARAH I. GORE                           Director                            March 27, 1997
------------------------------------------
(Sarah I. Gore)

/s/ JAMES C. JOHNSON, III                   Director                            March 27, 1997
------------------------------------------
(James C. Johnson, III)

/s/ WESTON E. NELLIUS                       Director                            March 27, 1997
------------------------------------------
(Weston E. Nellius)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement of Delmarva Power & Light Company on Form S-3 of our report dated February 7, 1997, on our audits of the consolidated financial statements of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, as listed in Item 14(a) of the 1996 Annual Report of the Company on Form 10-K. We also consent to the reference to our firm under the caption "Experts".

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, PA 19103
March 27, 1997

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
 1-A    -- Form of Underwriting Agreement relating to the New Common Stock.
 1-B    -- Form of Underwriting Agreement relating to the New Preferred Stock.
 1-C    -- Form of Distribution Agreement relating to the New Notes and New Bonds.
 1-D    -- Form of Underwriting Agreement relating to the New Bonds.
 4-L    -- A copy of the Ninety First Supplemental Indenture.
 5-A    -- Opinion of Dale G. Stoodley, General Counsel for the Company, regarding legality under Delaware and Virginia law.
 5-B    -- Opinion of Peter F. Clark, Assistant General Counsel for the Company, regarding legality under Virginia law.
23      -- See Page II-6 for the Consent of Independent Public Accountants. The Consents of
           Mr. Stoodley and Mr. Clark are included in their respective opinions filed as
           Exhibits 5-A and 5-B.
24      -- Power of Attorney (see Page II-4).
25      -- Statement of Eligibility and Qualification of the Note Trustee and Bond Trustee on
           Form T-1.